Exhibit 99.(d) (18)

THIRD AMENDMENT TO THE EXPENSE REIMBURSEMENT AGREEMENT
FOR THE TIAA-CREF INSTITUTIONAL MUTUAL FUNDS

          AMENDMENT, dated December 1, 2006, to the Expense Reimbursement Agreement dated February 1, 2006 (the “Agreement”), as subsequently amended, by and between TIAA-CREF Institutional Mutual Funds (the “Trust”) and Teachers Advisors, Inc. (“Advisors”).

          WHEREAS, the Trust and Advisors wish to extend the term of the Agreement so that the current reimbursement levels for the series of the Trust are in place through April 2008;

          NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the Trust and Advisors hereby agree to amend the Agreement as follows:

          6. Section 1 of the Agreement shall be replaced in its entirety with the following:

Term of Agreement. This Agreement shall commence as of February 1, 2006. With respect to the Subject Funds that are managed to an index (set forth on Exhibit A as the “Index Funds”), this Agreement shall continue in force until the close of business on April 30, 2010, unless earlier terminated by written agreement of the parties hereto. With respect to all other Subject Funds, this Agreement shall continue in force until the close of business on April 30, 2008, unless earlier terminated by written agreement of the parties hereto.

          IN WITNESS WHEREOF, the Trust and Advisors have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers on the day and year first written above.

TIAA-CREF INSTITUTIONAL
MUTUAL FUNDS

By:
Title:

TEACHERS ADVISORS, INC.

By:
Title: